  Exhibit 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for Fourth Quarter and Fiscal 2018

ORLANDO, FL – September 13, 2018 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2018 fourth quarter and full year ended June 30, 2018.

Fiscal 2018 Fourth Quarter and Full Year Highlights:

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Revenue for the fourth quarter of fiscal 2018 was approximately $8.1 million, a decrease of 10% as compared to $9.0 million in the fourth quarter of fiscal 2017.
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Bookings in the fourth quarter of fiscal 2018 increased by 43% to $9.9 million, from $6.9 million in the prior year period.
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Total operating costs and expenses for the fourth quarter of fiscal 2018 were approximately $2.9 million, a decrease of approximately $304,000 from approximately $3.2 million in the same period of the prior fiscal year.
●
Net loss for the fourth quarter of fiscal 2018 was approximately $807,000, as compared to net income of approximately $6.4 million for the fourth quarter of fiscal 2017. Net income for the fourth quarter of fiscal 2017 included an income tax benefit of $5.1 million, primarily related to an adjustment to the valuation allowance on deferred tax assets. Previously, net operating loss (“NOL”) carryforward benefits had a full valuation allowance. Deferred tax impacts from the acquisition of ISP Optics Corporation (“ISP”) resulted in an adjustment to the valuation allowance on deferred tax assets.
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12-month backlog was approximately $12.8 million at June 30, 2018, representing an increase of 38% compared to $9.3 million at June 30, 2017.
●
Capital expenditures of $2.5 million in fiscal 2018 for global growth initiatives and product development, including enhanced capacity for infrared (“IR”) products, up from $2.2 million in fiscal 2017.
●
Total debt decreased by 35% to $7.4 million at June 30, 2018, from $11.4 million at June 30, 2017.
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Cash balance, including restricted cash, at June 30, 2018 was approximately $6.5 million.

Management Comments

“Fiscal 2018 marked a year of unprecedented change that has set the stage for our Company’s future,” said Jim Gaynor, President and Chief Executive Officer of LightPath. “This change followed the transformational acquisition of ISP in fiscal 2017 to accelerate our path to becoming a leading global provider of infrared (“IR”) optics. With that acquisition, we gained the cornerstone of what we believe will be our primary long term growth engine. During 2018, we commenced a number of initiatives intended to strengthen our IR business as well as our entire organization. Our year-end financial results demonstrate the significant progress we made and provide indications of the opportunities ahead for both top and bottom line growth in fiscal 2019 and beyond.”

“The highlight of our efforts in fiscal 2018 was the strong order bookings, which gained momentum throughout the year. Our bookings substantially increased despite the telecommunications sector, into which we sell our higher margin precision molded optics (“PMO”) products, reaching what appears to be the trough of its downward cycle, which adversely affected our unit volume by approximately 35% for this sector. Given that the segment of the PMO market LightPath serves, the laser diode segment, typically grows at 5% to 7% annually, we were not able to offset this business loss with gains in other PMO market segments. Therefore, we focused on IR and other growth markets to deliver an increase of 38% in our 12-month backlog as of June 30, 2018 as compared to the backlog at the end of the prior year.”

“With our IR business having lower average gross margins than our PMO business, and IR products now contributing the majority of our revenues, we put in place a strategy to improve our gross margins. The need for such a strategy was compounded in fiscal 2018 as the primary raw material that makes up approximately 40% of the cost of an IR lens increased by nearly 28% this year. At the same time, the IR market is growing rapidly and we were making considerable headway in taking market share. Since acquiring ISP in December 2016, we took a business that had over $12 million in revenues in calendar year 2015, and grew it to just under $15 million in revenues for fiscal 2018.”

“In addition, demand for IR products accelerated as the year progressed which impacted other aspects of our business. First, we reached the production capacity for our diamond turned IR products at a time when we were implementing gross margin improvement initiatives to maximize the margin contributions of our IR business. The production capacity constraints resulted in the deferral of some IR shipments during the fourth quarter, which impacted our revenues. Without these production capacity constraints, we believe that the growth in our IR business could have been higher. Currently, we are increasing our global IR production capacity, which will enable us to nearly double our IR revenues and do so at a higher level of profitability. In terms of margin improvement initiatives, we are in the process of relocating the manufacturing operations of ISP’s facility in Irvington, New York, to our facilities in Orlando, Florida, and Riga, Latvia, with some production also moving to our facility in Zhenjiang, China. All of these other facilities have lower costs and a better labor pool to accommodate our top line and margin improvement goals for our IR business. The transition of ISP’s manufacturing operations should be complete by the end of fiscal 2019.”

“The substantial growth of our IR business has been at a faster pace than we anticipated and was further accelerated by the high germanium prices, which generated even more interest from our customers to convert to our chalcogenide (BD6 germanium-free) glass material system. We developed the BD6 material in fiscal 2018 as an alternative to germanium, for which pricing increases are negatively impacting our IR margins. The increase in germanium prices is believed to be partly attributable to China essentially controlling the market price of germanium.”

“The new material for IR products and an enhanced sales strategy developed in fiscal 2018, following the addition of new leadership for our global sales operations, have been delivering the intended results. Instead of singular purchase orders, we are creating stronger relationships with existing and new customers with contractual long-term supply agreements. These agreements give us improved revenue visibility for the next several quarters while enabling us to better manage our future production requirements and related capital investments. Bookings have continued into fiscal 2019 at a strong rate.”

“At the same time, there are indications that the telecommunications market will recover, particularly as the access networks around the world are being upgraded to accommodate the conversion to 5G applications, and as that happens, we will have the opportunity to grow our higher margin PMO business. In fiscal 2018, we worked on 35 non-recurring engineering (“NRE”) projects relating to 5G technologies for some of the largest telecommunications OEMs in the world, which is in addition to the nine NRE projects from the prior year. NRE projects are a leading indicator of demand for high volume production requirements. As these orders come in, LightPath will be ready.”

“The strategic initiatives and investments being made to grow revenues and improve margins align with our longstanding objective of maintaining a strong financial condition, and this starts with leadership. We have further bolstered our finance team by appointing Donald O. Reatreage, Jr. as our new Chief Financial Officer (“CFO”). Our former CFO, Dorothy Cipolla, now heads our compliance, treasury and tax areas. Collectively, we have far greater depth in the finance department to support our ongoing growth and to maximize workforce productivity and business profitability.”

“Through the course of fiscal 2018, we reduced the Company’s debt by 35% or $3.9 million while maintaining a healthy cash position. Cash was $6.5 million at the end of the year following our debt reduction and $2.5 million in capital expenditures. We have continued to take a balanced approach toward improving our financial condition and paving the way for long-term growth in all aspects of our business. As we look into fiscal 2019, we are energized with a strong global team, growth opportunities in both of our major business lines and the many steps being taken to improve our profitability.”

Financial Results for the Three Months Ended June 30, 2018, Compared to the Three Months Ended June 30, 2017

Revenue for the fourth quarter of fiscal 2018 was $8.1 million, a decrease of approximately $919,000, or 10%, as compared to the same period of fiscal 2017. The majority of the decrease was attributable to a decrease in revenues generated by the PMO product groups, with revenues from the IR product group remaining stable. Revenues from the Company’s IR products surpassed revenues generated by PMO products for the fourth consecutive quarter. The Company’s PMO products include both its low volume PMO (“LVPMO”) and high volume PMO (“HVPMO”) product groups.

Total revenue generated by the Company’s PMO products was approximately $3.4 million for the fourth quarter of fiscal 2018, as compared to $4.2 million in the fourth quarter of fiscal 2017. Revenues from sales of LVPMO products decreased by approximately $481,000, or 21%, in the fourth quarter of fiscal 2018, as compared to the prior year period, primarily attributable to fewer sales to customers in the telecommunications sector and, to a lesser extent, the defense and industrial markets. Revenues from sales of HVPMO lenses decreased by approximately $335,000, or 17%, in the fourth quarter of fiscal 2018, as compared to the prior year period, primarily attributable to the continued soft demand of the telecommunications industry. Revenue generated by IR products remained at approximately $4.1 million for both of the fourth quarters of fiscal 2018 and 2017. Revenue generated by the Company’s specialty products was approximately $596,000 in the fourth quarter of fiscal 2018, a decrease of approximately $37,000, or 6%, compared to $633,000 in the fourth quarter of fiscal 2017, due to the timing of customer orders.

Gross margin in the fourth quarter of fiscal 2018 was approximately $2.4 million, a decrease of 44%, as compared to approximately $4.4 million in the same quarter of the prior fiscal year. Gross margin as a percentage of revenue was 30% for the fourth quarter of fiscal 2018, compared to 48% for the fourth quarter of fiscal 2017. The primary driver of the change in gross margin was the lower sales volumes for the PMO product groups, which products historically have higher margins that the Company’s IR products. Lower margin IR products continue to represent a higher percentage of consolidated revenues, as compared to the percentage of consolidated revenues from PMO product sales. In addition, PMO products sold to customers in the telecommunications industry command higher margins, but sales in this vertical market have declined compared to fiscal 2017. Gross margin for the fourth quarter of fiscal 2018 was also unfavorably impacted by foreign currency fluctuations, and the rising cost of germanium, a key component in many of the Company’s IR lenses, with germanium prices increasing by 28% over the last 12 months. In addition, the Company began preparing to relocate ISP’s manufacturing operations from the Irvington, New York facility to other facilities and, in connection with this relocation process, incurred duplicative costs. Total cost of sales was approximately $5.7 million for the fourth quarter of fiscal 2018, an increase of approximately $1 million compared to $4.6 million for the same period of the prior fiscal year.

During the fourth quarter of fiscal 2018, total operating costs and expenses were approximately $2.9 million, a decrease of approximately $304,000, compared to the same period of the prior fiscal year. New product development costs increased by approximately $58,000. Total operating costs and expenses also include the amortization of intangibles related to the acquisition of ISP.

Interest expense was approximately $135,000 in the fourth quarter of fiscal 2018, as compared to approximately $207,000 in the same quarter of the prior fiscal year. The decrease is primarily due to the satisfaction, in full, of the promissory note issued to the sellers of ISP in the original aggregate principal amount of $6 million (the “Sellers Note”), which occurred during the third quarter of fiscal 2018.

During the fourth quarter of fiscal 2018, the Company recorded an income tax benefit of approximately $508,000, compared to an income tax benefit of approximately $5.1 million for the fourth quarter of fiscal 2017. The tax benefit in the fourth quarter of fiscal 2017 was primarily attributable to an adjustment to the valuation allowance to the Company’s deferred taxes, related to deferred tax liabilities recognized in conjunction with the ISP acquisition. The tax benefit in the fourth quarter of fiscal 2018 is primarily attributable to adjustments to the Company’s valuation allowance against its net deferred tax assets. The Company’s tax expenses and the effective income tax rate are impacted by the mix of taxable income and losses generated in the Company’s various tax jurisdictions. LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $75 million against net income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Outside of the U.S., income taxes are attributable to the Company’s Chinese subsidiaries and to ISP’s wholly-owned subsidiary, ISP Optics Latvia, SIA (“ISP Latvia”), a limited liability company founded under the Laws of the Republic of Latvia.

LightPath recognized foreign currency exchange losses in the fourth quarter of fiscal 2018 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $714,000, which had a $0.03 unfavorable impact on basic and diluted earnings per share, compared to a gain of $333,000 in the fourth quarter of fiscal 2017, which had a $0.01 favorable impact on basic and diluted earnings per share.

The Company reported a net loss for the fourth quarter of fiscal 2018 of approximately $807,000, or $0.03 basic and diluted loss per share, compared to net income of approximately $6.4 million, or $0.26 basic and $0.24 diluted earnings per share for the fourth quarter of fiscal 2017. Adjusted net loss* for the fourth quarter of fiscal 2018 was also approximately $807,000, compared to adjusted net income* of approximately $6.4 million for the fourth quarter of fiscal 2017. The decrease in net income and adjusted net income is primarily due to the approximately $5.1 million tax benefit for the fourth quarter of fiscal 2017, compared to a tax benefit of approximately $508,000 for the fourth quarter of fiscal 2018. Excluding these tax differences, the remaining $2.6 million decrease in net income from the fourth quarter of fiscal 2018, as compared to the fourth quarter of fiscal 2017, was driven by the aforementioned decrease in revenue and gross margin, and an approximately $1 million unfavorable difference in foreign exchange gains and losses, when comparing these periods.

Weighted-average basic and diluted common shares outstanding increased to 25,738,138 and 27,451,132, respectively, in the fourth quarter of fiscal 2018 from 24,156,139 and 26,222,382, respectively, in the fourth quarter of fiscal 2017. The increase was primarily due to the 967,208 shares of Class A common stock issued in connection with the satisfaction of the Sellers Note, shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan, and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA* for the fourth quarter of fiscal 2018 was a loss of approximately $269,000, compared to earnings of approximately $2.3 million in the fourth quarter of fiscal 2017. Adjusted EBITDA* for the fourth quarter of fiscal 2018 was also a loss of approximately $269,000, compared to earnings of $2.3 million in the fourth quarter of fiscal 2017. The difference in EBITDA and adjusted EBITDA between the periods was principally caused by the lower revenue and gross margin, as well as the aforementioned $1 million unfavorable difference in foreign currency exchange gains and losses, when comparing these periods, which were partially offset by lower SG&A expenses.

Financial Results for the Fiscal Year Ended June 30, 2018, Compared to the Fiscal Year Ended June 30, 2017

Revenue for fiscal 2018 totaled approximately $32.5 million, an increase of $4.2 million, or 15%, as compared to approximately $28.4 million for fiscal 2017. The increase in revenue is primarily attributable to an approximately $6.8 million increase, or 73%, in revenue generated by sales of our IR products, as compared to fiscal 2017. The increase in revenues generated by sales of infrared products was offset by decreases in sales of both our HVPMO and LVPMO lenses, primarily due to a decrease in demand from customers in the telecommunications industry. Sales to customers in the telecommunications industry decreased by approximately $3.1 million in fiscal 2018, as compared to fiscal 2017. Sales of IR products primarily consisted of revenues generated by sales of ISP’s IR products. Fiscal 2018 includes the financial results of ISP for the full fiscal year, whereas fiscal 2017 only included the financial results of ISP for approximately half of the fiscal year.

Gross margin for fiscal 2018 was approximately $12.5 million, compared to approximately $14.7 million in the prior year period, a decrease of $2.2 million, or 15%. Gross margin as a percentage of revenue for fiscal 2018 was 39% compared to 52% in fiscal 2017. The change in gross margin as a percentage of revenue is primarily attributable to the change in revenue mix, with the inclusion of revenues generated by ISP for all of fiscal 2018, and the associated cost of sales, which were only included for approximately half of fiscal 2017. Lower margin IR revenues exceeded PMO product group revenues for fiscal 2018. Gross margin as a percentage of revenue with respect to the Company’s IR products, particularly ISP’s IR products, historically has been lower than that of LightPath’s PMO products. Gross margin for fiscal 2018 was also unfavorably impacted by the rising cost of germanium, a key component in many of the Company’s IR lenses, as well as foreign currency fluctuations. Total cost of sales was approximately $20.0 million for fiscal 2018, an increase of approximately $6.3 million as compared to fiscal 2017. The increase in total cost of sales is primarily due to the increase in volume of sales, particularly as a result of IR product sales attributable to ISP, as well as an increase in overhead expenses during fiscal 2018 associated with capacity expansions in anticipation of future sales growth.

During fiscal 2018, total operating costs and expenses were approximately $12.2 million, an increase of approximately $1.6 million, compared to the same period of the prior fiscal year. The increase was primarily attributable to the addition of ISP’s operating costs and expenses, including the amortization of intangibles, for the entire fiscal year, compared to the prior year in which ISP’s operating costs and expenses were not included until the end of the second quarter of fiscal 2017.

Interest expense was $187,000 for fiscal 2018 as compared to $413,000 for fiscal 2017. Interest expense for fiscal 2018 was lower due to the satisfaction of the Sellers Note, in full, and the reversal of the associated fair value adjustment liability, which resulted in a gain on extinguishment of debt of approximately $467,000. Excluding the impact of this gain, interest expense was approximately $654,000 for fiscal 2018, an increase of $241,000 as compared to fiscal 2017. The increase is due to the inclusion of the acquisition-related loans for the full fiscal year, while this debt was only included for approximately half of fiscal 2017. The Sellers Note was fully satisfied on January 16, 2018, which decreased interest expense beginning in the third quarter of fiscal 2018. However, because the Sellers Note was included for approximately half of both fiscal 2018 and 2017, the decreased interest expense in the third quarter of fiscal 2018 did not impact significantly year-over-year results.

In fiscal 2018, the Company recognized non-cash expense of $195,000 related to the change in the fair value of the warrants issued in connection with our the June 2012 private placement, compared to non-cash expense of $468,000 in the same period of fiscal 2017. The change in the fair value of the June 2012 warrants was not impacted by actual operations but was instead strongly tied to the change in market value of the Company’s Class A common stock. The June 2012 warrants expired on December 11, 2017; therefore, there was no remaining warrant liability as of that date.

During the fiscal 2018, the Company recorded an income tax benefit of approximately $827,000, compared to an income tax benefit of approximately $4.3 million in fiscal 2017. The income tax benefit for fiscal 2018 is attributable to changes in taxation related to certain subsidiaries in China and Latvia, as well as a decrease in the valuation allowance on the Company’s U.S. deferred tax assets. The income tax benefit in fiscal 2017 was attributable to a decrease in the valuation allowance recorded against U.S. deferred tax assets, primarily driven by the $5.4 million in deferred tax liabilities recorded in conjunction with the acquisition of ISP. This benefit was offset by income tax expense associated with the Company’s Chinese subsidiaries and, to a much lesser extent, income taxes attributable to ISP Latvia.

Net income for fiscal 2018 was approximately $1.1 million, or $0.04 basic and diluted loss per share, compared to net income of approximately $7.7 million or $0.39 basic and $0.36 diluted earnings per share for fiscal 2017. The approximately $6.6 million decrease is primarily due to the approximately $4.3 million net tax benefit for fiscal 2017, compared to a tax benefit of approximately $827,000 for fiscal 2018. Excluding these tax differences, the remaining $3.1 million decrease in net income from fiscal 2017 to fiscal 2018 was primarily driven by the aforementioned decrease in gross margin and increases in operating costs resulting from the inclusion of ISP’s costs for a full year, which were only included for approximately two quarters of the prior fiscal year, including an approximately $623,000 increase in the amortization of intangibles. Adjusted net income* for fiscal 2018 was $1.3 million, compared to adjusted net income of $8.2 million for fiscal 2017. The adjusted net income decrease of $6.9 million is driven by the aforementioned $6.6 million decrease in net income, with the $273,000 difference between the periods caused by the change in fair value of the warrant liability.

LightPath recognized foreign currency exchange gains during fiscal 2018 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $141,000, which had a $0.01 impact on basic and diluted earnings per share, compared to approximately $78,000 in the same period of the prior fiscal year, which had no impact on basic and diluted earnings per share.

Weighted-average basic and diluted common shares outstanding increased to 25,006,467 and 26,811,468, respectively, in fiscal 2018 from 20,001,868 and 21,666,392, respectively, in fiscal 2017. The increase is primarily due to the issuance of 8 million shares of Class A common stock in connection with the acquisition of ISP in December 2017. In fiscal 2018, these shares are included in the weighted average for the full year. In addition, 967,208 shares of Class A common stock were issued in January 2018 in connection with the satisfaction of the Sellers Note, which further increased the weighted-average shares in fiscal 2018.

EBITDA* for fiscal 2018 was approximately $3.8 million, compared to approximately $5.9 million in fiscal 2017. Adjusted EBITDA* for fiscal 2018 was approximately $4.0 million, compared to $6.3 million in fiscal 2017. The difference in EBITDA and adjusted EBITDA was principally caused by lower gross margin and higher operating expenses, due to the addition of ISP’s SG&A costs for the full fiscal year.

Cash and cash equivalents and restricted cash totaled approximately $6.5 million as of June 30, 2018, compared to approximately $8.1 million as of June 30, 2017. Cash flow provided by operations was approximately $2.6 million for the fiscal year ended June 30, 2018, compared with $5.0 million in the prior fiscal year. During fiscal 2018, the Company expended approximately $2.5 million for capital equipment, as compared to $2.2 million in the same period of the prior fiscal year.

The current ratio as of June 30, 2018 and 2017 was 3.4 to 1. Total stockholders’ equity as of June 30, 2018 was approximately $35.4 million, a 19% increase, compared to approximately $29.7 million as of June 30, 2017. The increase is largely due to the issuance of Class A common stock equal to approximately $2.2 million issued in conjunction with the satisfaction of the Sellers Note, and net income of $1.1 million for the fiscal year ended June 30, 2018.

As of June 30, 2018, LightPath’s 12-month backlog increased by 38% to $12.8 million, as compared to $9.3 million as of June 30, 2017.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which expired in December 2017.

The fair value of the warrants issued in connection with the private placement in 2012 was re-measured each reporting period until the warrants were either exercised or expired. Each reporting period, the change in the fair value of these warrants was either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and was not impacted by actual operations during such period. Management believes that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income (loss) by adjusting net income (loss) to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, September 13, at 4:30 p.m. ET to discuss its financial and operational performance for the fourth quarter ended June 30, 2018.

Date: Thursday, September 13, 2018
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth180913.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through September 27, 2018. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10122979.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Donald O. Retreage, Jr., CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x329	Tel: 512-551-9296
jgaynor@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web:www.darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
Assets	2018	2017
Current assets:
Cash and cash equivalents	$5,508,620	$8,085,015
Restricted cash	1,000,000	—
Trade accounts receivable, net of allowance of $13,364 and $7,356	5,370,508	5,890,113
Inventories, net	6,404,741	5,074,576
Other receivables	46,574	29,202
Prepaid expenses and other assets	1,058,610	641,469
Total current assets	19,389,053	19,720,375

Property and equipment, net	11,809,241	10,324,558
Intangible assets, net	9,057,970	10,375,053
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	624,000	285,000
Other assets	381,945	112,323
Total assets	$47,117,114	$46,672,214
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,032,834	$1,536,121
Accrued liabilities	685,430	966,929
Accrued payroll and benefits	1,228,120	1,896,530
Loans payable, current portion	1,458,800	1,111,500
Capital lease obligation, current portion	307,199	239,332
Total current liabilities	5,712,383	5,750,412

Capital lease obligation, less current portion	550,127	142,101
Deferred rent	377,364	458,839
Deferred tax liabilities	—	182,349
Warrant liability	—	490,500
Loans payable, less current portion	5,119,796	9,926,844
Total liabilities	11,759,670	16,951,045

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,764,544 and 24,215,733
shares issued and outstanding	257,645	242,157
Additional paid-in capital	229,874,823	225,492,252
Accumulated other comprehensive income	473,508	295,396
Accumulated deficit	(195,248,532)	(196,308,636)
Total stockholders’ equity	35,357,444	29,721,169
Total liabilities and stockholders’ equity	$47,117,114	$46,672,214

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue, net	$8,088,377$	$9,007,380$	$32,525,471$	$28,367,489
Cost of sales	5,653,725	4,640,850	19,997,740	13,648,030
Gross margin	2,434,652	4,366,530	12,527,731	14,719,459
Operating expenses:
Selling, general and administrative	2,163,350	2,460,318	9,218,346	8,651,023
New product development	440,145	381,995	1,618,994	1,235,934
Amortization of intangibles	329,270	389,138	1,317,082	693,947
(Gain) loss on disposal of property and equipment	(3,573)	1,444	(258)	1,444
Total costs and expenses	2,929,192	3,232,895	12,154,164	10,582,348
Operating income (loss)	(494,540)	1,133,635	373,567	4,137,111
Other income (expense):
Interest expense, net	(134,736)	(207,257)	(186,948)	(413,427)
Change in fair value of warrant liability	-	(9,759)	(194,632)	(467,543)
Other income (expense), net	(686,343)	334,580	241,040	105,645
Total other income (expense), net	(821,079)	117,564	(140,540)	(775,325)
Net income before income taxes	(1,315,619)	1,251,199	233,027	3,361,786
Provision for income taxes	(508,399)	(5,112,900)	(827,077)	(4,341,300)
Net income (loss)	$(807,220)	$6,364,099	$1,060,104	$7,703,086
Foreign currency translation adjustment	(22,774)	55,470	178,112	169,288
Comprehensive income (loss)	$(829,994)	$6,419,569	$1,238,216	$7,872,374

Earnngs (loss) per common share (basic)	$(0.03)	$0.26	$0.04	$0.39
Number of shares used in per share calculation (basic)	25,738,138	24,156,139	25,006,467	20,001,868
Earnings (loss) per common share (diluted)	$(0.03)	$0.24	$0.04	$0.36
Number of shares used in per share calculation (diluted)	27,451,132	26,222,382	26,811,468	21,666,392

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Stockholders' Equity
Years Ended June 30, 2018 and 2017
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2016	15,590,945	$155,909	$214,661,617	$126,108	$(204,011,722)	$10,931,912
Issuance of common stock for:
Exercise of warrants	578,897	5,789	699,890	—	—	705,679
Employee Stock Purchase Plan	12,106	121	19,511	—	—	19,632
Exercise of RSU	33,785	338	(338)	—	—	—
Cashless exercise of warrants	—	—	—	—	—	—
Private placement of common stock	—	—	—	—	—	—
Public equity placement, net of costs	8,000,000	80,000	8,669,496	—	—	8,749,496
Reclassification of warrant liability upon exercise	—	—	694,436	—	—	694,436
Stock-based compensation on stock options & RSU	—	—	747,640	—	—	747,640
Foreign currency translation adjustment	—	—	—	169,288	—	169,288
Net income	—	—	—	—	7,703,086	7,703,086
Balances at June 30, 2017	24,215,733	$242,157	$225,492,252	$295,396	$(196,308,636)	$29,721,169
Issuance of common stock for:
Exercise of warrants	433,810	4,338	529,980	—	—	534,318
Employee Stock Purchase Plan	19,980	200	48,391	—	—	48,591
Exercise of stock options	127,813	1,278	224,723	—	—	226,001
Settlement of Sellers Note	967,208	9,672	2,237,392			2,247,064
Reclassification of warrant liability upon exercise	—	—	685,132	—	—	685,132
Stock-based compensation on stock options and (symbol) RSU	—	—	656,953	—	—	656,953
Foreign currency translation adjustment	—	—	—	178,112	—	178,112
Net income	—	—	—	—	1,060,104	1,060,104
Balances at June 30, 2018	25,764,544	$257,645	$229,874,823	$473,508	$(195,248,532)	$35,357,444

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(unaudited)
	Year Ended
	June 30,
	2018	2017
Cash flows from operating activities
Net income	$1,060,104	7,703,086
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,403,581	2,080,439
Interest from amortization of debt costs	19,685	7,721
(Gain) loss on disposal of property and equipment	(258)	1,444
Stock-based compensation	373,554	394,875
Bad debt expense	(16,417)	(29,551)
Change in fair value of warrant liability	194,632	467,543
Change in fair value of Sellers Note	(396,163)	68,955
Deferred rent amortization	(81,475)	(89,363)
Inventory write-offs to reserve	187,547	90,268
Deferred tax expense	(533,806)	(5,493,704)
Changes in operating assets and liabilities:
Trade accounts receivable	618,393	(1,042,426)
Other receivables	(15,997)	160,070
Inventories	(1,330,994)	(318,645)
Prepaid expenses and other assets	(685,260)	151,821
Accounts payable and accrued liabilities	(178,138)	846,511
Net cash provided by operating activities	2,618,988	4,999,044

Cash flows from investing activities
Purchase of property and equipment	(2,517,685)	(2,223,126)
Acquisiton of ISP Optics, net of cash acquired	—	(11,777,336)
Net cash used in investing activities	(2,517,685)	(14,000,462)

Cash flows from financing activities
Proceeds from exercise of stock options	226,001	—
Proceeds from sale of common stock from employee stock purchase plan	48,591	19,632
Loan costs	(61,253)	(72,224)
Borrowings on loan payable	2,942,583	5,000,000
Proceeds from issuance of common stock under public equity placement	—	8,749,496
Proceeds from exercise of warrants, net of costs	534,318	705,679
Payments on loan payable	(4,716,536)	—
Payments on capital lease obligations	(287,354)	(193,940)
Net cash (used in) provided by financing activities	(1,313,650)	14,208,643
Effect of exchange rate on cash and cash equivalents	(364,048)	(30,234)
Change in cash and cash equivalents and restricted cash	(1,576,395)	5,176,991
Cash and cash equivalents and restricted cash, beginning of period	8,085,015	2,908,024
Cash and cash equivalents and restricted cash, end of period	$6,508,620	$8,085,015

Supplemental disclosure of cash flow information:
Interest paid in cash	$546,306	$334,589
Income taxes paid	$386,471	$680,055
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$763,247	$230,000
Reclassification of warrant liability upon exercise	$685,132	$694,436
Derecognition of liability associated with stock option grants	$283,399	$352,765
Sellers Note issued to acquire ISP Optics, at fair value	—	$6,327,208
Conversion of Sellers Note to common stock	$2,247,064	—

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended:		Year Ended:
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss)	$(807,220)	$6,364,099	$1,060,104	$7,703,086
Change in fair value of warrant liability	—	9,759	194,632	467,543
Adjusted net income (loss)	$(807,220)	$6,373,858	$1,254,736	$8,170,629
% of revenue	-10%	71%	4%	29%

	(unaudited)
	Quarter Ended:		Year Ended:
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss)	$(807,220)	$6,364,099	$1,060,104	$7,703,086
Depreciation and amortization	911,577	840,207	3,403,581	2,080,439
Provision for income taxes	(508,399)	(5,112,900)	(827,077)	(4,341,300)
Interest expense	134,736	207,256	186,948	413,427
EBITDA	$(269,306)	$2,298,662	$3,823,556	$5,855,652
Change in fair value of warrant liability	—	9,759	194,632	467,543
Adjusted EBITDA	$(269,306)	$2,308,421	$4,018,188	$6,323,195
% of revenue	-3%	26%	12%	22%